AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 25, 2002
                                                      Registration No. 333-99845
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           MOBILITY ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   86-0843914
                     (I.R.S. Employer Identification Number)

                             7955 EAST REDFIELD ROAD
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 596-0061
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JOAN W. BRUBACHER
              CHIEF FINANCIAL OFFICER AND EXECUTIVE VICE PRESIDENT
                             7955 EAST REDFIELD ROAD
                            SCOTTSDALE, ARIZONA 85260
                                 (480) 596-0061
 (Name, address, including zip code and telephone number, including area code, of agent for service)

                                   ----------

                           COPIES OF COMMUNICATION TO:

                            RICHARD F. DAHLSON, ESQ.
                              JACKSON WALKER L.L.P.
                      2435 N. CENTRAL EXPRESSWAY, SUITE 600
                             RICHARDSON, TEXAS 75080
                                  (972)744-2900

                                   ----------

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box................................. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering................................ [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering....................................................... [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.............................................. [ ]


                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
         Title of Each                               Proposed Maximum      Proposed Maximum         Amount of
      Class of Securities          Amount to be       Offering Price      Aggregate Offering      Registration
        To Be Registered            Registered         Per Share(1)            Price(1)              Fee(2)
-------------------------------------------------------------------------------------------------------------------
    Common Stock, $0.01 par
      value per share            1,367,822 Shares         $1.125            $1,538,799.75            $141.57
===================================================================================================================

----------

         (1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended. Calculated pursuant to Rule 457(c) based on the average high and low sales price of the Common Stock of $1.125 on the Nasdaq National Market on September 16, 2002.

         (2) Previously paid.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, Dated November 25, 2002.


[MOBILITY ELECTRONICS, INC. LOGO]

MOBILITY ELECTRONICS, INC.

1,367,822 SHARES
COMMON STOCK


The selling stockholders are offering 1,367,822 shares of our common stock under this prospectus. The selling stockholders consist of Jackson Walker L.L.P., Mobility Electronics, Inc.'s ("Mobility") outside legal counsel with whom we have agreed to pay certain legal fees in common stock, and Jeff Musa, who acquired his shares of common stock as part of the merger consideration paid to him when a subsidiary of Mobility merged with and into Cutting Edge Software, Inc., a company of which Mr. Musa was the sole stockholder.

Our common stock is quoted on the Nasdaq National Market under the symbol "MOBE." The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the shares when sold. On November 18, 2002, the average of the high and low prices for the common stock was $0.835 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


The date of this prospectus is November 25, 2002

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

                                   ----------

                                                                                                               Page
                                                                                                               ----

BUSINESS OF MOBILITY..............................................................................................1
THE OFFERING......................................................................................................2
RISK FACTORS......................................................................................................3
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS................................................................16
USE OF PROCEEDS..................................................................................................16
SELLING STOCKHOLDERS.............................................................................................16
PLAN OF DISTRIBUTION.............................................................................................17
INDEMNIFICATION OF DIRECTORS AND OFFICERS........................................................................18
LEGAL MATTERS....................................................................................................20
EXPERTS..........................................................................................................20
WHERE YOU CAN FIND MORE INFORMATION..............................................................................20
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..................................................................21

                              BUSINESS OF MOBILITY



         Mobility Electronics, Inc. ("Mobility"), designs, develops and markets power, connectivity, and accessory products and solutions for the mobile computing user. This includes (1) universal docking products and remote peripheral component interface, or PCI bus, technology and products using our proprietary PCI expansion and Split Bridge(R) technologies, (2) batteries and various AC and DC power adapters which allow the user to power a notebook computer in an office, a home, a car, an airplane, or a boat, (3) a variety of cradle and connectivity products for handheld devices, and (4) a variety of accessories for portable computers such as monitor stands, travel adapters, and the like. To date, our revenues have come predominantly from monitor stands, handheld connectivity products, in air/in car chargers and expansion products. We expect revenues from those products to continue and also expect to see increasing revenues primarily from current and new power and handheld products and solutions as we further expand our markets and distribution channels for these products.


         We possess a broad range of internally developed intellectual property with numerous patents, patents pending, license agreements and strategic relationships with industry leaders such as Cybex Computer Products Corporation, LSI Logic Corporation, Molex Incorporated, National Instruments Corporation, 2C Computing, Inc. and Philips Semiconductors, Inc. Our subsidiaries include MAGMA, Inc. which focuses on expansion products, Portsmith, Inc., which focuses on the handheld market, Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises, and iGo Direct Corporation, which is a leading mobile computer solution provider. Mobility markets its products through a worldwide network of OEMs, distributors, resellers, retail channels and direct catalog and e-commerce channels.

         In February 2002, we acquired Portsmith, Inc., an industry leader in providing connectivity solutions for handheld computing devices. This acquisition provides us with an entrance into the rapidly growing handheld computing device market and reinforces our focus on delivering powerful mobile computing solutions. Portsmith currently provides a range of Ethernet, modem, and other connectivity products for the most popular handheld devices such as Palm, Handspring Visor, Compaq IPAQ, and other mainstream PDA products, and intends to undertake a number of important product development programs that expand on these solutions.

         In August 2002, we acquired Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises. Cutting Edge's patent-pending Conference & Collaboration Platform enables peer-to-peer wireless application conferencing between handhelds, desktops and servers. Cutting Edge's Palm OS products, Quickoffice, Quicksheet and Quickword, have won numerous industry awards, including Best Office Suite and Best Spreadsheet in Handheld Computing Magazine's "Best Palm Powered Products of 2001" awards.

         In September 2002, we acquired iGo Corporation, now known as iGo Direct Corporation, a leading mobile computer solution provider. iGo Direct Corporation is a leading business-to-business developer and direct channel marketer of mobile computing accessories including batteries, adapters and chargers for notebooks, cell phones and handheld devices. iGo's products address the needs of mobile professionals and corporations with mobile workforces that demand solutions to keep them powered up and connected. iGo sells its products to its customers, which include more than half of the FORTUNE 500 companies, through its call center which can be reached via a toll-free number (1-800-DIAL-IGO), through its award-winning Website

(www.igo.com), and through dedicated corporate account teams. iGo's industry leading alliances and business partners include companies such as Acer, IBM and NEC.

         We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from "Electronics Accessory Specialists International, Inc." to "Mobility Electronics, Inc." on July 23, 1998. Our principal executive offices are located at 7955 East Redfield Road, Scottsdale, Arizona 85260, and our telephone number is (480) 596-0061. Unless otherwise indicated in this proxy statement/prospectus, references to "Mobility," "us,", "we" and "our" refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C.

                                  THE OFFERING

   Common Stock offered by the Selling Stockholders.....    1,367,822 shares
   Use of proceeds......................................    We will not receive any proceeds from the sale of
                                                            the common stock by the selling stockholders in
                                                            this offering
   Nasdaq National Market Symbol........................    "MOBE"

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could cause the trading price of our common stock to decline.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE.

         We have experienced significant operating losses since inception and, as of September 30, 2002, have an accumulated deficit of approximately $97.1 million. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods, including the remainder of 2002. These losses or fluctuations in operating results could cause the market value of our common stock to decline.

         We anticipate that in the future we will make significant investments in our sales and marketing activities and, that as a result, operating expenses will increase. We intend to make such investments on an ongoing basis, primarily from cash generated from operations and, if available, funds from lines of credit, as we develop and introduce new products and expand into new markets such as international, direct and OEM markets. If total revenue does not increase with capital or other investments, we are likely to continue to incur net losses and our financial condition could be materially adversely affected. We have not yet achieved profitability, and there can be no assurance that we will achieve or sustain profitability on a quarterly or annual basis.

WE MAY NOT ACHIEVE ANTICIPATED REVENUES IF MARKET ACCEPTANCE OF OUR TECHNOLOGY AND PRODUCTS IS NOT FORTHCOMING.

         We develop, produce and market universal connectivity stations based on our Split Bridge(R) technology, as well as expansion, handheld and power and accessory products. If we do not achieve widespread market acceptance of these products and technology, we may not achieve anticipated revenues.

         From 1998 through 2001, we invested substantial resources in developing our Split Bridge(R) technology and our Split Bridge(R)-based universal docking stations, which have only recently been introduced into the notebook computer market. The market for docking stations is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As a result, we cannot be sure our Split Bridge(R) technology and universal docking stations will achieve widespread market acceptance. To date, the sales cycle on our Split Bridge(R) universal docking stations has been longer than anticipated, and sales have been lower than expected. If we do not achieve widespread market acceptance of these products, we may not achieve anticipated revenues. Although peripheral component interface, or PCI, is an industry standard, the operating systems and peripheral devices used by our customers may not be compatible with our universal docking stations and, as a result, the available market for our products may be limited.

         We also anticipate that a material portion of our future revenues will be derived from the sale of our "Juice" product, which is a combination AC/DC power adaptor for laptop computers,

PDA's and cell phones. If we fail to complete development of this product in a timely manner, or if we fail to achieve the performance criteria required of such a product by our customers, the product may not achieve widespread market acceptance. Further, a material delay in bringing the product to market may allow competitors to introduce similar products which would impair our ability to achieve anticipated market penetration. The retail version of this product will include a universal feature that allows a single version of the product to be used with almost any laptop computer. If laptop computer manufacturers choose to design and manufacture their products in such a way as to limit the use of universal devices with their computers, it could reduce the applicability of a universal device and limit market acceptance of the product at the retail level. Failure by this product to achieve widespread market acceptance could significantly negatively impact our future revenues.

         We sell a variety of products that provide power and connectivity for handheld computing devices. Revenue from these products currently represents a material portion of our consolidated revenues, and we expect these revenues to be a significant contributor to our future growth in revenue. In the third quarter of 2002, we introduced our new "Pitch" product that will allow users of handheld computing devices to use those devices to make PowerPoint presentations, eliminating the need for a full-size desktop or laptop computer for such presentations. As this represents a new use for handheld computing devices, there can be no assurance that a substantial market for such a presentation device actually exists, or that this product will adequately address the needs of such a market if it does exist. If it does not, it could materially adversely affect our ability to achieve our anticipated revenues.

         The demand for the majority of our products and technology is primarily driven by the underlying market demand for portable and handheld computing devices. Should the growth in demand for portable or handheld computing devices by inhibited, we may not achieve anticipated revenues. Our ability to generate future revenues from our products and technology also depends upon, among other factors:

          o    computer OEM acceptance of our technology and products;

          o the level of product technology and price competition for our universal docking products;

          o    our ability to defend our patents and patents pending;

          o our success in establishing and expanding our direct and indirect distribution channels with corporate and consumer portable and handheld computer users;

          o our success in attracting and retaining strategic partners, joint ventures and licensing opportunities;

          o our success in attracting and retaining motivated and qualified personnel, particularly in both the technical and sales and marketing areas; and

          o our development and marketing of new products and technology applications.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN UNANTICIPATED DECLINE IN REVENUES MAY CAUSE OUR STOCK PRICE TO FALL.

         It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

          o the timing of our competitors' new product or technology introductions and product enhancements;

          o    market acceptance of our Split Bridge(R) products and technology;

          o market acceptance of our expansion, handheld and power and accessory products;

          o    the size and timing of customer orders;

          o difficulties with new product production implementation or supply chain;

          o    seasonality of sales;

          o product defects and other product quality problems which may result from the development of new products;

          o the degree and rate of growth of the markets in which we compete and the accompanying demand for our products;

          o our ability to expand our internal and external sales forces and build the required infrastructure to meet anticipated growth; and

          o    suppliers' ability to perform under their contracts with us.

         Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.

WE MAY NOT BE ABLE TO ADEQUATELY MANAGE OUR ANTICIPATED GROWTH, WHICH COULD IMPAIR OUR EFFICIENCY AND NEGATIVELY IMPACT OPERATIONS.

         Our success depends on our ability to manage growth effectively. The scope of our operations and facilities, the number of our employees and the geographic area of our operations are growing rapidly, primarily as a result of acquisitions. We may not be able to manage our growth effectively, which could impair our efficiency, reduce the quality of our solutions, impair further growth and harm our business, financial condition and operating results. If we do not effectively manage this growth, we may not be able to operate efficiently or maintain the quality of our products. Either outcome could harm our operating results.

         In the past, we have experienced rapid growth, and we plan to continue to expand operations. A primary element of our growth strategy is the acquisition of companies and/or products and technologies that complement or expand our current capabilities and needs. Acquisitions entail a number of risks, including costs and time and efforts of management, disruption of operations caused by consolidation of various functions, potential dilution to existing stockholders, integration issues and diligence issues. This expansion is expensive and places a significant strain on personnel and other resources.

         As part of our plan to manage such growth, we are in the process of transitioning our product fulfillment operations to an outsourcing firm. As a result, we will be eliminating our warehouse operations in Scottsdale, Arizona and relocating our offices to a smaller space in Scottsdale. If we fail to properly manage the transition to outsourcing our fulfillment, or if the firm we have selected to provide product fulfillment to our customers fails to meet our expectations, it could damage our relationships with our customers and impair our ability to achieve expected revenues.

         In addition to the need to manage our expanded product fulfillment needs, we will also need to further improve our other operational, financial and managerial systems and successfully hire, train, motivate and manage our employees. Furthermore, we are in the process of consolidating various operations and functions of the various companies we have acquired. If we fail to effect such consolidation both timely and without any material disruptions of business, such consolidation could materially adversely affect our customer relations and/or results of operation.

OUR FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGES MAY IMPAIR OUR OPERATING RESULTS.

         The market for our products in general is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize expectations regarding operating results, we depend on our ability to:

          o develop, in a timely manner, new products and services that keep pace with developments in technology;

          o    meet evolving customer requirements; and

          o enhance current product and service offerings and deliver those products and services through appropriate distribution channels.

         We may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to existing products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If we fail to introduce new products, our operating results may suffer. In addition, if new industry standards emerge that we do not anticipate or adapt to, our products could be rendered obsolete and our business could be materially harmed. Alternatively, any delay in the development of technology upon which our products are based could result in our inability to introduce new products as planned. For example, certain products that are currently being developed depend upon the availability of USB 2.0. The success and marketability of technology developed by others is beyond our control.

WE DEPEND ON LARGE PURCHASES FROM A FEW SIGNIFICANT CUSTOMERS, AND ANY LOSS, CANCELLATION OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD CAUSE A SHORTFALL IN REVENUE.

         We derive a substantial portion of our product sales through a relatively small number of OEMs and third-party distributors. For the year ended December 31, 1999, OEMs and distributors represented 61% and 25%, respectively, of our sales during that period. For the year ended December 31, 2000, OEMs and distributors represented 72% and 19%, respectively, of our net product sales during that period. For the year ended December 31, 2001, OEMs and distribution represented approximately 72% and 13%, respectively, of our net product sales during that period. For the nine months ended September 30, 2002, OEMs and distribution represented approximately 69% and 11%, respectively, of our net product sales during that period.

         While our financial performance depends on large orders from a few significant OEMs and third-party distributors, our contractual relationships are generally non-exclusive and cancelable upon notice to us. In addition:

          o our distributor agreements generally do not require minimum purchases;

          o our customers can stop purchasing and our distributors can stop distributing our products at any time; and

          o our distributor agreements generally are not exclusive and are for one year terms, with no obligation of the distributors to renew the agreements.

         Net product sales to Targus totaled 27% for the year ended December 31, 1999, 32% for the year ended December 31, 2000, 28% for the year ended December 31, 2001, and 9% for the three months ended March 31, 2002. In 2001, Targus distributed a range of our power products, on a private label basis, primarily to major retail outlets and certain OEM fulfillment outlets worldwide. However, in December 2001 we came to an agreement with Targus to terminate our relationship. We now market our power products under our own brand through the distribution channels being developed and through the iGo channels. IBM, who buys brand labeled monitor stands, power products and a portable device bay, accounted for 30% and 22% of our net product sales for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.

         Because our expenses are based on our revenue forecasts, a substantial reduction or delay in sales of our products to, or unexpected returns from, OEMs and distributors, or the loss of any significant customer could harm our business. Although our largest customers may vary from period-to-period and we expect to diversify our customers in the future, our operating results for any given period may continue to depend to a significant extent on large orders from a small number of customers.

         There can be no assurance that our distributors will continue their current relationships with us or that they will not give higher priority to the sale of other products, which could include products of our competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that our current and future distributors will devote sufficient resources to market our products effectively or that economic or industry conditions will not adversely affect such distributors. A reduction in sales efforts or a discontinuance of distribution of our products by our distributors could lead to reduced sales. In addition, because we sell a significant portion of our products through distributors, it is difficult for us to monitor end user demand for our products on a current basis. For example, third-party distributors may place large initial orders which may not be indicative of long-term end-user demand.

         Our operating results could also be adversely affected by changes in distributors' inventory strategies, which could occur rapidly and, in many cases, may not be related to end-user demand.

New products may require different marketing, sales and distribution strategies than those for its current products. There can be no assurance that our distributors will choose or be able to effectively market these new products or to continue to market our products.

OUR RELIANCE ON SINGLE OR LIMITED SOURCES FOR KEY COMPONENTS MAY INHIBIT OUR ABILITY TO MEET CUSTOMER DEMAND.

         The principal components of our products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. In addition to component suppliers, certain of our products are produced under contract manufacturing arrangements with several manufacturers in Taiwan and Malaysia. We do not have long term supply agreements with these suppliers. We obtain both components and products under purchase orders. Any termination of or significant disruption in our relationship with our suppliers may prevent us from filling customer orders in a timely manner as we generally do not maintain large inventories of components or products. In the event that a termination or disruption were to occur, we would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as days to six months in an extreme scenario. Philips is currently our sole supplier of Split Bridge(R) technology ASIC chips. Philips is licensed to use our technology when manufacturing these chips exclusively for them. We purchase from Philips on a purchase order basis. Molex is our sole supplier of certain system connectors for use with our universal docking products. We have exclusive use of these connectors in computer docking applications. We purchase from Molex on a purchase order basis. SMK Corporation is the sole supplier of the serial interface connector used in certain of Portsmith's serial cradles for handheld products. Portsmith purchases from SMK Corporation on a purchase order basis. Solectron is the sole manufacturer of our Split Bridge(R) universal docking stations. In the event that our relationship with Solectron was unexpectedly terminated or disrupted, we would have to identify and qualify an alternative supplier. This would impair our ability to fulfill customer orders. Replacement of Solectron could take several months to complete.

         We depend upon our suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of our procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

OUR RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE OUR PRODUCTS MAY CAUSE A DELAY IN OUR ABILITY TO FILL ORDERS.

         We rely on third-party manufacturers for assembly and subassembly of our products. Any termination of or significant disruption in our relationship with the third-party manufacturers of our products may prevent us from filling customer orders in a timely manner, as we generally do not maintain large inventories of our products. Additionally, our use of third-party manufacturers reduces control over product quality and manufacturing yields and costs. We depend upon our third-party manufacturers to deliver our products that are free from defects, competitive in functionality and cost and in compliance with our specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of third-party manufacturers, we remain primarily responsible to our customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of our products, failure of a third-party manufacturer to remain competitive in functionality or price, the failure of a third-party manufacturer to comply with any of our procurement needs or the financial failure or bankruptcy of a third-party manufacturer could delay or interrupt our ability to manufacture or deliver our products to customers on a timely basis.

OUR SUCCESS DEPENDS IN PART UPON SALES TO OEMS, WHOSE UNPREDICTABLE DEMANDS AND REQUIREMENTS MAY SUBJECT US TO POTENTIAL ADVERSE REVENUE FLUCTUATIONS.

         We expect that we will continue to be dependent upon a limited number of OEMs for a significant portion of our net sales in future periods, although no OEM is presently obligated either to purchase a specified amount of products or to provide us with binding forecasts of product purchases for any period. Our products are typically one of many related products used by portable computer users. Demand for our products is therefore subject to many risks beyond our control, including, among others:

          o competition faced by our OEM customers in their particular end markets;

          o market acceptance of our technology and products by our OEM customers;

          o technical challenges which may or may not be related to the components supplied by us;

          o the technical, sales and marketing and management capabilities of our OEM customers; and

          o    the financial and other resources of our OEM customers.

         Certain divisions within our OEM customers have developed products intended to compete with our products. There can be no assurance that we will not lose sales in the future as a result of such competing products. The reduction, delay or cancellation of orders from our significant OEM customers, or the discontinuance of our products by our end users, may subject us to potential adverse revenue fluctuations.

WE HAVE IN THE PAST EXPERIENCED RETURNS OF OUR PRODUCTS, AND AS OUR BUSINESS GROWS MAY EXPERIENCE INCREASED RETURNS, WHICH COULD HARM OUR REPUTATION AND NEGATIVELY IMPACT OUR OPERATING RESULTS.

         In the past, some of our customers have returned our products to us because they felt that the product did not meet their expectations, specifications and requirements. Historically, these returns have been approximately 6% of sales. It is likely that we will experience some level of returns in the future and, as our business grows, the amount of returns may increase despite our efforts to minimize them. Also, returns may adversely affect our relationship with affected customers and may harm our reputation. This could cause us to lose potential customers and business in the future. We maintain a financial reserve for future returns that we believe is adequate given our historical level of returns. If returns increase, however, our reserve may not be sufficient and operating results could be negatively affected.

INTENSE COMPETITION IN THE MARKET FOR NOTEBOOK COMPUTER PRODUCTS COULD PREVENT US FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

         The market for our computer products in general is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. We expect to experience significant and increasing levels of competition in the future. The principal competitive factors affecting the markets for our product offerings include:

          o    corporate and product reputation;

          o    innovation with frequent product enhancement;

          o    breadth of integrated product line;

          o    product design, functionality and features;

          o    product quality and performance;

          o    ease-of-use;

          o    support; and

          o    price.

         Although we believe that our products compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

         We currently compete with the internal design efforts of both OEMs and non-OEMs. These OEMs, as well as a number of our non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than we do. We believe, however, that we have a proprietary position with respect to our Split Bridge(R) technology and universal connectivity stations as well as a number of our other products, which may pose a barrier to entry that could keep our competitors from developing similar products or selling competing products in our markets. There can be, however, no assurance that such competitors will not be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products than we do or develop products that are superior to our products or that achieve greater market acceptance.

         Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY OR IF WE LOSE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE OUR OBJECTIVES.

         We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for such personnel in the computer industry is intense, and we compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance we will be successful in identifying, attracting and retaining such personnel.

         Our success also depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, we believe that our future success depends on Charles R. Mollo, Chief Executive Officer and President, Jeffrey S. Doss, Executive Vice President, Joan W. Brubacher, Executive Vice President and Chief Financial Officer, Timothy S. Jeffries, Executive Vice President, Worldwide Sales and Services and Holmes Lundt, Executive Vice President, Handheld Business. We do not maintain key person life insurance on any of our executive officers. Except for Messrs. Mollo, Doss, Lundt and Ms. Brubacher, we do not have employment contracts covering any of our senior management. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for us to manage our business and meet key objectives, such as timely product introductions.

IF OUR PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, WE COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND COST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

         A number of our products are based on new technology and are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, our products have in the past, on occasion, contained errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future defects discovered after shipment of our products could result in loss of sales, delays in market acceptance or product returns and warranty costs. We attempt to make adequate allowance in our new product release schedule for testing of product performance. Because of the complexity of our products, however, our release of new products may be postponed should test results indicate the need for redesign and retesting, or should we elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which our products are dependent, may contain defects which could reduce or undermine the performance of our products.

         In addition, although our sales agreements with our customers typically contain provisions designed to limit exposure to potential product liability claims, there can be no assurance that such limitations of liability would be enforceable or would otherwise protect us from liability for damages to a customer resulting from a defect in one of our products. Although we maintain liability insurance covering certain damages arising from implementation and use of our products, there can be no assurance that such insurance would cover or be sufficient to cover any such claims sought against us.

IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY, OUR BUSINESS AND ABILITY TO COMPETE COULD SUFFER.

         Our success and ability to compete are dependent upon our internally developed technology and know-how. We rely primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect our proprietary rights. While we have certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that if issued, such patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to us. Moreover, there can be no assurance that any patent rights will be upheld in the future or that we will be able to preserve any of our other intellectual property rights. We typically enter into confidentiality, noncompete or invention assignment agreements with our key employees, distributors, customers and potential customers, and limit access to, and distribution of, our product design documentation and other proprietary information. Additionally, we believe that, due to the rapid pace of innovation within the computer industry, the following factors represent important protections for our technology:

          o    technological and creative skill of personnel;

          o    knowledge and experience of management;

          o    name recognition;

          o    maintenance and support of products;

          o the ability to develop, enhance, market and acquire products and services; and

          o    the establishment of strategic relationships in the industry.

         There can be no assurance that our confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information that we regard as proprietary. Litigation has been, and will in the future be, necessary to defend our intellectual property rights, which could result in substantial cost to, and divisions of efforts by us.

WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT OUR ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

         The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. In addition, under current law, certain patent applications filed with the United States Patent and Trademark Office before November 29, 2000 may be maintained in secrecy until a patent is issued. Patent applications filed with the United States Patent and Trademark Office on or after November 29, 2000, as well as patent applications filed in foreign countries, may be published some time after filing but prior to issuance. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. We cannot be sure that our products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that our products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from selling our products or could be required to obtain licenses from the owners of such patents or be required to redesign our products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to us or that we would be successful in any attempts to redesign our products or processes to avoid infringement. Our failure to obtain these licenses or to redesign our products would have a material adverse effect on our business.

         There can be no assurance that our competitors will not independently develop technology similar to existing proprietary rights of others. We expect that our products will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against us in the future or, if infringement claims are asserted, that such claims will be resolved in our favor. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to us, if at all. In addition, litigation may be necessary in the future to protect our trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

OUR ABILITY TO INCREASE INTERNATIONAL SALES AND MANAGE OUR INTERNATIONAL OPERATIONS IS SUBJECT TO A NUMBER OF RISKS BEYOND OUR CONTROL.

         Our success will depend, in part, on additional expansion of our sales in foreign markets. We currently sell products in Europe through our United Kingdom subsidiary. We intend to expand into other foreign markets. Our failure to expand international sales in a timely and cost-effective manner could have a material adverse effect. In addition, there can be no assurance we will be able to maintain or increase international market demand for our products. Our international business involves a number of risks, including:

          o the impact of possible recessionary environments in foreign economies;

          o    political and economic instability;

          o    exchange rate fluctuations;

          o longer receivable collection periods and greater difficulty in accounts receivable collection from distributors and customers;

          o    difficulty in managing distributors or sales representatives;

          o    increased sales and marketing expense;

          o    difficulty in staffing foreign operations;

          o    unexpected changes in regulatory requirements;

          o    reduced or limited protection for intellectual property rights;

          o    export restrictions and availability of export licenses;

          o    tariffs and other trade barriers;

          o    seasonal reduction in business activities;

          o    complex foreign laws and treaties including employment laws; and

          o    potentially adverse tax consequences.

         Our international sales are priced in both U.S. dollars and in foreign currency, each of which presents certain risks and uncertainties. Currency exchange fluctuations could have a material adverse effect on our sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make its pricing more expensive than, or non-competitive with, products priced in local currencies. Additionally, due to the number of foreign currencies involved in our international sales and the volatility of foreign currency exchange rates, we cannot predict the effect of exchange rate fluctuations with respect to such sales on future operating results. We have not engaged in hedging transactions with respect to our net foreign currency exposure. To the extent we implement hedging activities in the future with respect to foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.

         Moreover, certain of our customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect amounts owed to us should any customer refuse to pay such amounts. In addition, we are subject to the Foreign Corrupt Practices Act which may place us at a competitive disadvantage with respect to foreign companies that are not subject to that act.

         In January 1999, the new "Euro" currency was introduced in European countries that are part of the European Monetary Union, or EMU. During 2002, all EMU countries are expected to completely replace their national currencies with the Euro. Because a significant amount of uncertainty exists as to the effect the Euro will have on the marketplace and because all of the final rules and regulations have not yet been defined and finalized by the European Commission regarding the Euro currency, we cannot determine the effect this will have on our business.

OUR EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER OUR BUSINESS WHICH COULD DELAY OR PREVENT A MERGER OR OTHER CHANGE IN CONTROL.

         Our principal stockholders, executive officers, directors and affiliated individuals and entities together beneficially own approximately 18% of the outstanding shares of common stock. As a result, these stockholders, acting together, may be able to influence significantly and possibly control most matters requiring approval by our stockholders, including approvals of:

          o    amendments to our certificate of incorporation;

          o    mergers;

          o    sale of all or substantially all of our assets;

          o    going private transactions; and

          o    other fundamental transactions.

         In addition, our certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, our present directors, executive officers, principal stockholders and our respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

         Some provisions of our charter documents may have anti-takeover effects that could discourage a change in control and reduce the market price of our common stock.

         Some provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire us even if a change of control would be beneficial to our stockholders. These provisions include:

          o authorizing the issuance of preferred stock without common stockholder approval;

          o    prohibiting cumulative voting in the election of directors; and

          o limiting the persons who may call special meetings of stockholders.

OUR STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY LOSE PART OR ALL OF THE VALUE OF YOUR SHARES.

         Equity markets, particularly the market for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of our common stock to decline. In addition, the market price of our common stock is likely to be highly volatile. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This litigation could result in substantial costs and a diversion of management's attention and resources.

         Significant fluctuations in the market price of our common stock could be caused by a number of factors, including:

          o    actual or anticipated fluctuations in our operating results;

          o    changes in expectations as to our future financial performance;

          o    changes in financial estimates of securities analysts;

          o    changes in market valuations of other technology companies;

          o announcements by us or our competitors of significant technic innovations, design wins, contracts, standards or acquisitions; and

          o the operating and stock price performance of other comparable companies.

         Due to these factors, the value of your investment in our common stock could be reduced. These market fluctuations may cause its stock price to decline regardless of our performance.

IF WE ARE UNABLE TO MAINTAIN A NASDAQ NATIONAL MARKET LISTING OR A NASDAQ SMALLCAP MARKET LISTING, OUR COMMON STOCK MAY BECOME EVEN MORE ILLIQUID AND THE VALUE OF OUR SECURITIES MAY DECLINE FURTHER.

         We received a letter, dated November 1, 2002, from The Nasdaq Stock Market, Inc., notifying us of our failure to meet Nasdaq's minimum bid price requirements. If we do not comply with Nasdaq's listing requirements by January 30, 2003, our common stock will be delisted from the Nasdaq National Market. We may apply for transfer of our common stock listing to The Nasdaq SmallCap Market. To transfer, we must satisfy the continued inclusion requirements for the SmallCap Market (with the exception of the $1.00 minimum bid requirement), which we currently satisfy.

         If we submit a transfer application and pay the applicable listing fees by January 30, 2003, initiation of the delisting proceedings will be stayed pending Nasdaq's review of the transfer application. If the transfer application is approved, we will be afforded the remainder of the 180 calendar day SmallCap Market grace period, which would extend our period to comply to April 30, 2003. We may also be eligible for an additional 180 calendar day grace period provided we meet the initial listing criteria for the SmallCap Market under Nasdaq's Marketplace Rule 4310(c)(2)(A) with the exception of the $1.00 minimum bid requirement.

         If we continue to fail to meet both the Nasdaq National Market's and SmallCap Market's continued listing requirements, and do not take other corrective actions (e.g., reverse stock split) within the above time periods, then Nasdaq will delist our common stock. If this occurs, our common stock will likely trade in the over-the-counter market in the so-called "pink sheets" maintained by Pink Sheets LLC or on the National Association of Securities Dealers' OTC Bulletin Board. Such alternative trading markets are generally considered less liquid and efficient than Nasdaq. Reduced liquidity may reduce the value of our common stock and limit our ability to generate additional funding, should that become necessary.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Mobility, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

          o    loss of, and failure to replace, any significant customers;

          o    timing and success of new product introductions;

          o    product developments, introductions and pricing of competitors;

          o    timing of substantial customer orders;

          o    availability of qualified personnel;

          o    performance of suppliers and subcontractors;

          o market demand and industry and general economic or business conditions;

          o    the "Risk Factors" set forth herein; and

          o    other factors to which this prospectus refers.

         Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         All of the common stock offered under this prospectus is being sold by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock.

                              SELLING STOCKHOLDERS

         The following table sets forth the name and relationship with us, if any, of the selling stockholders (the "Selling Stockholders") and (i) the number of shares of common stock beneficially owned by the Selling Stockholders, (ii) the maximum number of shares of common stock which may be offered for the account of the Selling Stockholders under this prospectus and (iii) the amount and percentage of common stock that would be owned by the Selling Stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. Except as otherwise noted below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of November 18, 2002. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

                                                    SHARES
                                                BENEFICIALLY(1)                                         PERCENTAGE
                                                  OWNED BEFORE                        SHARES OWNED     OWNED AFTER
            SELLING STOCKHOLDER                   OFFERING(2)       SHARES OFFERED   AFTER OFFERING    OFFERING(2)
            -------------------                 ---------------     --------------   --------------    -----------

Jackson Walker L.L.P.(3)                            571,428            571,428             0                *

Jeff Musa                                           796,394            796,394             0                *

* Represents beneficial ownership of less than 1%.

(1) "Beneficially" owned shares, as defined by the SEC, are those shares as to which a person has voting or dispositive power, or both. "Beneficial" ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.

(2) For purposes of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of November 18, 2002 by that stockholder are deemed outstanding and shares of Series C Preferred Stock outstanding are based on a conversion factor of 1-to-0.9266. Percentage ownership is based on 19,883,740 shares of common stock outstanding as of November 18, 2002.

(3)  Jackson Walker L.L.P. provides outside legal services for Mobility.

                              PLAN OF DISTRIBUTION

         The shares of our common stock offered by this prospectus may be sold by the Selling Stockholders or their transferees from time to time in:

          o transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges;

          o    negotiated transactions;

          o    underwritten offerings; or

          o    a combination of these methods of sale.

         The Selling Stockholders may sell the shares of our common stock at:

          o    fixed prices which may be changed;

          o    market prices prevailing at the time of sale;

          o    prices related to prevailing market prices; or

          o    negotiated prices.

         DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS. The Selling Stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

          o    directly to purchasers; or

          o to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The Selling Stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

         SUPPLEMENTS. To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new Selling Stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

         STATE SECURITIES LAW. Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

         EXPENSES, INDEMNIFICATION. We will not receive any of the proceeds from the sale of the shares of common stock sold by the Selling Stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the Selling Stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         Mobility has authority under Section 145 of the Delaware General Corporation Law ("DGCL") to indemnify its directors and officers to the extent provided for in such statute. Mobility's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

         The Certificate of Incorporation of Mobility provides that a director of Mobility shall not be personally liable to Mobility or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mobility, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of Mobility shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Mobility existing at the time of such repeal or modification.

Bylaws

         The Bylaws of Mobility provide that Mobility (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of Mobility, or is or was serving at the request of Mobility as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, Mobility may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of Mobility or at the request of Mobility was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Mobility, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of Mobility to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to Mobility unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by Mobility upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of Mobility in defending such actions or suits shall be paid by Mobility at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Mobility. In addition, Mobility shall pay or reimburse expenses incurred by any person who is or was a director or officer of Mobility in connection with such person's appearance as a witness or other participant in a proceeding in which such person or Mobility is not a named party to such proceeding, provided that such appearance or participation is on behalf of Mobility or by reason of his past or present capacity as a director or officer of Mobility. Mobility intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

         Mobility has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, Mobility will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Mobility or assumed certain responsibilities at the direction of Mobility.

Commission Position on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Mobility has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mobility of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P., a selling stockholder under this prospectus. Richard F. Dahlson, a partner of Jackson Walker, is Secretary of Mobility. As of the date of this prospectus, Mr. Dahlson beneficially owns 199,864 shares of common stock; 21,166 shares of Series C preferred stock; and warrants to purchase an additional 4,139 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement filed in connection with this offering in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of iGo Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Mobility Electronics, Inc. filed with the Securities and Exchange Commission on November 18, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated), and have been so incorporated in reliance upon the report of such firm given upon the authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission by Mobility, are incorporated herein by reference and made a part hereof:


          (1) Annual Report of Mobility on Form 10-K for the year ended December 31, 2001, as amended by Form 10-K/A filed with the Commission on July 9, 2002 (the "Annual Report");



          (2)  Our proxy statement for the 2002 Annual Meeting of Shareholders;



          (3) Our quarterly reports on Form 10-Q for the quarters ended March 30, 2002, June 30, 2002 and September 30, 2002, as amended;



          (4) Our Forms 8-K filed September 17, 2002 and 8-K/A filed November 18, 2002;



          (5) Description of the Common Stock contained in Mobility's Registration Statement on Form S-1 (No. 333-30264) effective as of June 30, 2000, and Registration Statement on Form 8-A (No. 000-30907); and



          (6) The final prospectus included in Mobility's Registration Statement on Form S-4/A (No. 333-88078) effective as of August 6, 2002.


         All documents filed by Mobility pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

         Mobility will provide, without charge, to each person to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Written or telephone requests for such documents should be directed to:

                           Joan W. Brubacher
                           Chief Financial Officer and Executive Vice President 7955 East Redfield Road
                           Scottsdale, Arizona  85260
                           Telephone number (480) 596-0061

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses to be paid by Mobility in connection with the offering described in this Registration Statement. All amounts are estimates.

         SEC Registration Fee                                             $      200
         Printing Costs                                                        2,000
         Legal Fees and Expenses                                              15,000
         Accounting Fees and Expenses                                         15,000
         Directors and Officers Liability Insurance Premium                        0
         Transfer Agent and Registrar Fees and Expenses                        2,000
         Miscellaneous                                                         1,500
                                                                          ----------
         Total                                                            $   35,700

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware General Corporation Law

         The Registrant has authority under Section 145 of the Delaware General Corporation Law to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

Certificate of Incorporation

         The Certificate of Incorporation of Mobility provides that a director of Mobility shall not be personally liable to Mobility or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mobility, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of Mobility shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Mobility existing at the time of such repeal or modification.

Bylaws

         The Bylaws of Mobility provide that Mobility (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of Mobility, or is or was serving at the request of Mobility as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, Mobility may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of Mobility or at the request of Mobility was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Mobility, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of Mobility to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to Mobility unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by Mobility upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of Mobility in defending such actions or suits shall be paid by Mobility at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Mobility. In addition, Mobility shall pay or reimburse expenses incurred by any person who is or was a director or officer of Mobility in connection with such person's appearance as a witness or other participant in a proceeding in which such person or Mobility is not a named party to such proceeding, provided that such appearance or participation is on behalf of Mobility or by reason of his past or present capacity as a director or officer of Mobility. Mobility intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

Indemnity Agreements

         Mobility has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, Mobility will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Mobility or assumed certain responsibilities at the direction of Mobility.

Insurance

         Mobility intends to maintain liability insurance for the benefit of its directors and officers. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Commission Position on Indemnification

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Mobility has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mobility of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

         EXHIBIT
         NUMBER                          DESCRIPTION OF EXHIBIT

            2.1 Agreement and Plan of Merger dated March 23, 2002, by and among Mobility Electronics, Inc., iGo Corporation and IGOC Acquisition.(10)

            4.1         Specimen of Common Stock Certificate.(4)

            4.2         Form of 12% Convertible Debenture of Mobility.(1)(7)

            4.3 Registration Rights Agreement by and between Mobility and Miram International, Inc. dated July 29, 1997.(1)

            4.4 Placements for the Purchase of Up To 900 Units, Each Consisting of 1,000 shares of Mobility's common stock.(1)

            4.5 Form of Unit Purchase Agreement used in 1997 Private Placements for the Purchase of Up To 875 Units, Each Consisting of 2,000 shares of Mobility's common stock and warrants to purchase 500 shares of Mobility's Common Stock.(7)

            4.6 Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(7)

            4.7 Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in March 1999 Private Placement.(7)

            4.8 Form of 13% Bridge Promissory Note and Warrant Purchase Agreement used in July 1999 Private Placement.(7)

            4.9         Form of 13% Bridge Note issued in July 1999 Private
                        Placement.(7)

            4.10        13% Bridge Note Conversion Notice expired June 30,
                        1999.(1)

            4.11 Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999 Private Placements.(7)

            4.12 Form of Series C Preferred Stock and Warrant Purchase Agreement used in 1999 and 2000 Private Placements.(7)

            4.13 Series C Preferred Stock Purchase Agreement executed May 3, 1999, between Mobility, Philips Semiconductors VLSI, Inc. (f/k/a VLSI between Mobility, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.) and Seligman Communications and Information Fund, Inc.(1)

            4.14 Amended and Restated Stock Purchase Warrant issued by Mobility to Finova Capital

                        Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

            4.15 Stock Purchase Warrant issued by Mobility to Finova Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

            4.16 Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999, between Mobility and Seligman Communications and Information Fund, Inc.(7)

            4.17 Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles R. Mollo, Cameron Wilson, Mobility and certain Stockholders of Mobility dated April 20, 1998.(1)

            4.18 Form of Warrant to Purchase common stock of Mobility issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S. Mollo, Cameron Wilson, Mobility and certain Stockholders of Mobility dated April 20, 1998.(7)

            4.19 Form of Warrant to Purchase common stock of Mobility issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S. Mollo, Cameron Wilson, Mobility and certain Stockholders of Mobility dated November 2, 1999.(7)

            4.20 Form of Warrant to Purchase Common Stock of Mobility issued in the Stockholders of Mobility dated November 2, 1999.(7)

            4.21 Form of 13% Bridge Note issued in March 1999 Private Placement.(7)

            4.23 Investor Rights Agreement dated October 29, 1999 by and between Mobility and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999.(2)

            4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29, 2000.(7)

            4.25 Investors' Rights Agreement executed May 3, 1999 between Mobility, Philips Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.) and Seligman Communications and Information Fund, Inc.(3)

            4.26 Registration Rights granted by Mobility to Avocent Computer Products Corporation in connection with the Strategic Partner Agreement dated March 6, 2000.(3)

            4.27 13% Bridge Note Conversion Notice used in July 1999 Private Placement.(5)

            5.1         Opinion of Jackson Walker L.L.P.*

            10.1 Form of Indemnity Agreement executed between Mobility Electronics, Inc. and certain officers and directors.11

            10.2 Lock-up and Voting Agreement dated March 24, 2002, by and among Mobility Electronics, Inc., iGo Corporation and certain Stockholders of iGo Corporation.10

            10.3 Amended and Restated 1996 Long Term Incentive Plan, as amended on January 13, 2000.(1)

            10.4 Strategic Partner Agreement by and between the Company and Cybex Computer Products Corporation (d/b/a Avocent - Huntsville) dated March 6, 2000.(2)

            10.5 Loan Modification and Extension Agreement dated March 13, 2000 between Bank of America N.A. and the Company.(2)

            10.6 Amended and Restated Promissory Note (Facility I) dated March 13, 2000 in the aggregate principal amount of $3,000,000.(2)

            10.7 Amended and Restated Promissory Note (Facility II) dated March 13, 2000 in the aggregate principal amount of $1,500,000.(2)

            10.8 License Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products Corporation (d/b/a Avocent - Huntsville).(3)

            10.9 License Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products Corporation (d/b/a Avocent - Huntsville).(3)

            10.10 Private Label Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products Corporation (d/b/a Avocent - Huntsville).(3)

            10.11 Agreement and Plan of Merger dated October 2, 2000, by and among the Company, Mesa Ridge Technologies, Inc. d/b/a MAGMA and the stockholders of MAGMA.(6)

            10.12 Strategic Partner Agreement by and between the Company and Portsmith, Incorporated dated as of August 29, 2000.(8)

            10.13 Subordinated Convertible Promissory Note made by Portsmith, Incorporated in favor of the Company, dated August 29, 2000, in the principal amount of $3,000,000.(8)

            10.14 Form of Stock Purchase Agreement, dated as of March 2, 2001, by and between the Company and each of Jeffrey S Doss and La Luz Enterprises, L.L.C.(9)

            10.15 Form of Promissory Note, dated March 2, 2001, in the principal amount of $199,311, and issued by each of Jeffrey S. Doss and La Luz Enterprises, L.L.C. to the Company.(9)

            10.16 Form of Pledge and Security Agreement, dated as of March 2, 2001, by and between the Company and each of Jeffrey
                        S. Doss and La Luz Enterprises, L.L.C.(9)

            10.17       Guaranty, dated as of March 2, 2001, issued by Charles
                        R. Mollo in favor of the Company.(9)

            10.18 Employment Agreement, dated August 15, 2001, by and between the Company and Joan Brubacher.(12)

            10.10       Charles R. Mollo Employment Agreement dated December 1,
                        1999.(1)

            10.20       Charles R. Mollo Option Agreement dated December 1,
                        1999.(1)

            10.21       Jeffrey S. Doss Employment Agreement dated December 1,
                        1999.(1)

            10.22       Jeffrey S. Doss Option Agreement dated December 1,
                        1999.(1)

            10.23       Jeffrey S. Doss Pledge Agreement dated December 1,
                        1999.(1)

            10.24 Jeffrey S. Doss Promissory Note in favor of the Company dated December 1, 1999 in the principal amount of $300,000.(1)

            10.25 First Amendment to Option Agreement dated December 1, 1999 between Jeffrey S. Doss and the Company.(1)

            10.26       Robert P. Dilworth Consulting Agreement dated May 21,
                        1999.(1)

            10.27 Robert P. Dilworth Nonqualified Stock Option Agreement dated May 21, 1999.(1)

            10.28       William O. Hunt Consulting Agreement dated December 8,
                        1999.(2)

            10.29 William O. Hunt Non-qualified Stock Option Agreement dated December 8, 1999.(2)

            10.30 Strategic Partner Agreement by and between the Company and Cybex Computer Products Corporation dated March 6, 2000.(2)

            10.31 Strategic Vendor Agreement dated August 10, 1998 by and between the Company and Molex Incorporated.(2)

            10.32 Form of Indemnity Agreement by and between the Company and its officers and directors.(2)

            10.33 Private Label and Manufacturing Agreement dated May 11, 1998 by and between the Company and Targus Group International, Inc.(3)

            10.34 Design and Development Agreement dated May 12, 1998 by and between VLSI Technology, Inc. and the Company.(2)

            10.35 License Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products Corporation.(3)

            10.36 License Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products Corporation.(3)

            10.37 Private Label Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products Corporation.(3)

            10.38 Agreement and Plan of Merger dated October 2, 2000 by and among the Company, Mesa Ridge Technologies, Inc. d/b/a MAGMA and the shareholders of MAGMA.(6)

            10.39 Letter Agreement with Jackson Walker L.L.P. dated September 12, 2002.*

            10.40 Agreement and Plan of Merger By and Among Cutting Edge Software, Inc., Jeff Musa, Mobility Electronics, Inc. and CES Acquisition, Inc.*

            10.41 Lockup Agreement dated as of August 20, 2002, by and between Mobility Electronics, Inc. and Jeff Musa(13)

            10.42 Purchase Agreement dated as of November 15, 2002, by and between Richard C. Liggitt and Mobility Electronics, Inc.(13)

            10.43 Compromise Settlement Agreement dated November 15, 2002, by and between Mobility Electronics, Inc., Portsmith, Inc., Holmes Lundt, Jeff Asla, Richard Neff, Dan Axtman and Richard C. Liggitt.(13)


            10.44 Loan and Security Agreement dated September 27, 2002 between Silicon Valley Bank, Mobility Electronics, Inc., Portsmith, Inc., and Magma, Inc.*



            10.45 Intellectual Property Security Agreement dated September 27, 2002 by and between Silicon Valley Bank and Mobility Electronics, Inc.*


            10.46 Continuing Guaranty dated September 27, 2002 by Cutting Edge Software, Inc. in favor of Silicon Valley Bank.*


            10.47 Intellectual Property Security Agreement dated September 27, 2002 by and between Silicon Valley Bank and Cutting Edge Software, Inc.*



            23.1        Consent of KPMG LLP.*


            23.2 Consent of Jackson Walker L.L.P. (included in the opinion of Jackson Walker L.L.P. filed as Exhibit 5.1).


            23.3        Consent of Deloitte & Touche LLP*


            24          Power of Attorney (included in Part II hereof).

----------


*   Previously filed.

(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.

(7) Each of the agreements is identical in all material respects except for the purchasers and the date of purchase.

(8) Previously filed as an exhibit to Registration Statement No. 333-54666 filed on Form S-1 dated January 31, 2001.

(9) Previously filed as an exhibit to Mobility's Form 10-K for the period ending December 31, 2000.

(10) Previously filed as an exhibit to Mobility's Form 10-K for the period ending December 31, 2001.

(11) Previously filed as an exhibit to Mobility's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

(12) Previously filed as an exhibit to Registration Statement No. 333-88078 filed on Form S-4 Amendment No. 1 effective August 6, 2002.

(13) Previously filed as an exhibit to Mobility's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.

ITEM 17.  UNDERTAKINGS.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by section
                  10(a)(3) of the Securities Act 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Mobility pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 25st day of November, 2002.



                                    MOBILITY ELECTRONICS, INC.

                                    By: /s/ CHARLES R. MOLLO
                                        ----------------------------------------
                                        Charles R. Mollo
                                        President, Chief Executive Officer and
                                        Chairman of the Board




               SIGNATURES                                           TITLE                                DATE
               ----------                                           -----                                ----


                                                President, Chief Executive Officer and                 11/25/02
                                                Chairman of the Board
/s/ CHARLES R. MOLLO                            (Principal Executive Officer)
-----------------------------------------
Charles R. Mollo


                                                Chief Financial Officer and Executive Vice             11/25/02
                                                President (Principal Financial and Accounting
/s/ JOAN W. BRUBACHER                           Officer)
-----------------------------------------
Joan W. Brubacher


/s/ JEFFREY S. DOSS                             Executive Vice President and Director                  11/25/02
-----------------------------------------
Jeffrey S. Doss


/s/ ROBERT P. DILWORTH                          Director                                               11/25/02
-----------------------------------------
Robert P. Dilworth


/s/ WILLIAM O. HUNT                             Director                                               11/25/02
-----------------------------------------
William O. Hunt


/s/ JERRE L. STEAD                              Director                                               11/25/02
-----------------------------------------
Jerre L. Stead


/s/ JEFFREY R. HARRIS                           Director                                               11/25/02
-----------------------------------------
Jeffrey R. Harris


/s/ LARRY M. CARR                               Director                                               11/25/02
-----------------------------------------
Larry M. Carr

                               INDEX TO EXHIBITS

         EXHIBIT
         NUMBER                          DESCRIPTION OF EXHIBIT
         ------                          ----------------------

            2.1 Agreement and Plan of Merger dated March 23, 2002, by and among Mobility Electronics, Inc., iGo Corporation and IGOC Acquisition.(10)

            4.1         Specimen of Common Stock Certificate.(4)

            4.2         Form of 12% Convertible Debenture of Mobility.(1)(7)

            4.3 Registration Rights Agreement by and between Mobility and Miram International, Inc. dated July 29, 1997.(1)

            4.4         Placements for the Purchase of Up To 900 Units, Each
                        Consisting of 1,000 shares of Mobility's common stock.(1)

            4.5         Form of Unit Purchase Agreement used in 1997 Private
                        Placements for the Purchase of Up To 875 Units, Each
                        Consisting of 2,000 shares of Mobility's common stock and warrants to purchase 500 shares of Mobility's Common
                        Stock.(7)

            4.6         Form of 13% Bridge Promissory Note and Warrant Purchase
                        Agreement used in March 1999 Private Placement.(7)

            4.7         Form of 13% Bridge Promissory Note and Warrant Purchase
                        Agreement used in March 1999 Private Placement.(7)

            4.8         Form of 13% Bridge Promissory Note and Warrant Purchase
                        Agreement used in July 1999 Private Placement.(7)

            4.9         Form of 13% Bridge Note issued in July 1999 Private
                        Placement.(7)

            4.10        13% Bridge Note Conversion Notice expired June 30,
                        1999.(1)

            4.11 Form of Series C Preferred Stock Purchase Agreement used in 1998 and 1999 Private Placements.(7)

            4.12        Form of Series C Preferred Stock and Warrant Purchase
                        Agreement used in 1999 and 2000 Private Placements.(7)

            4.13        Series C Preferred Stock Purchase Agreement executed May
                        3, 1999, between Mobility, Philips Semiconductors VLSI,
                        Inc. (f/k/a VLSI between Mobility, Philips
                        Semiconductors VLSI, Inc. (f/k/a VLSI Technology, Inc.)
                        and Seligman Communications and Information Fund,
                        Inc.(1)

            4.14        Amended and Restated Stock Purchase Warrant issued by
                        Mobility to Finova Capital Corporation (f/k/a Sirrom
                        Capital Corporation) dated as of March 25, 1998.(1)

            4.15        Stock Purchase Warrant issued by Mobility to Finova
                        Capital Corporation (f/k/a Sirrom Capital Corporation) dated as of March 25, 1998.(1)

            4.16 Series C Preferred Stock and Warrant Purchase Agreement dated October 29, 1999, between Mobility and Seligman
                        Communications and Information Fund, Inc.(7)

            4.17 Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles R. Mollo,
                        Cameron Wilson, Mobility and certain Stockholders of
                        Mobility dated April 20, 1998.(1)

            4.18 Form of Warrant to Purchase common stock of Mobility issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S.
                        Mollo, Cameron Wilson, Mobility and certain Stockholders of Mobility dated April 20, 1998.(7)

            4.19 Form of Warrant to Purchase common stock of Mobility issued to certain holders in connection with that certain Contribution and Indemnification Agreement by and among Janice L. Breeze, Jeffrey S. Doss, Charles S.
                        Mollo, Cameron Wilson, Mobility and certain Stockholders of Mobility dated November 2, 1999.(7)

            4.20 Form of Warrant to Purchase Common Stock of Mobility issued in the Stockholders of Mobility dated November 2, 1999.(7)

            4.21        Form of 13% Bridge Note issued in March 1999 Private
                        Placement.(7)

            4.23 Investor Rights Agreement dated October 29, 1999 by and between Mobility and Seligman Communications and Information Fund, Inc. entered into in connection with the Series C Preferred Stock and Warrant Purchase
                        Agreement dated October 29, 1999.(2)

            4.24 Form of Warrant to Purchase Stocks of Common Stock issued in connection with the Loan Extension Agreement dated February 29, 2000.(7)

            4.25        Investors' Rights Agreement executed May 3, 1999 between
                        Mobility, Philips Semiconductors VLSI, Inc. (f/k/a VLSI
                        Technology, Inc.) and Seligman Communications and
                        Information Fund, Inc.(3)

            4.26        Registration Rights granted by Mobility to Avocent
                        Computer Products Corporation in connection with the Strategic Partner Agreement dated March 6, 2000.(3)

            4.27        13% Bridge Note Conversion Notice used in July 1999
                        Private Placement.(5)

         EXHIBIT
         NUMBER                          DESCRIPTION OF EXHIBIT
         ------                          ----------------------

            5.1         Opinion of Jackson Walker L.L.P.*

            10.1        Form of Indemnity Agreement executed between Mobility
                        Electronics, Inc. and certain officers and directors.11

            10.2 Lock-up and Voting Agreement dated March 24, 2002, by and among Mobility Electronics, Inc., iGo Corporation and certain Stockholders of iGo Corporation.10

            10.3 Amended and Restated 1996 Long Term Incentive Plan, as amended on January 13, 2000.(1)

            10.4 Strategic Partner Agreement by and between the Company and Cybex Computer Products Corporation (d/b/a Avocent -
                        Huntsville) dated March 6, 2000.(2)

            10.5        Loan Modification and Extension Agreement dated March
                        13, 2000 between Bank of America N.A. and the Company.(2)

            10.6        Amended and Restated Promissory Note (Facility I) dated
                        March 13, 2000 in the aggregate principal amount of $3,000,000.(2)

            10.7        Amended and Restated Promissory Note (Facility II) dated
                        March 13, 2000 in the aggregate principal amount of $1,500,000.(2)

            10.8        License Agreement dated March 6, 2000 by and between the
                        Company and Cybex Computer Products Corporation (d/b/a
                        Avocent - Huntsville).(3)

            10.9        License Agreement dated March 6, 2000 by and between the
                        Company and Cybex Computer Products Corporation (d/b/a
                        Avocent - Huntsville).(3)

            10.10 Private Label Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products
                        Corporation (d/b/a Avocent - Huntsville).(3)

            10.11 Agreement and Plan of Merger dated October 2, 2000, by and among the Company, Mesa Ridge Technologies, Inc.
                        d/b/a MAGMA and the stockholders of MAGMA.(6)

            10.12 Strategic Partner Agreement by and between the Company and Portsmith, Incorporated dated as of August 29, 2000.(8)

            10.13       Subordinated Convertible Promissory Note made by
                        Portsmith, Incorporated in favor of the Company, dated
                        August 29, 2000, in the principal amount of $3,000,000.(8)

            10.14       Form of Stock Purchase Agreement, dated as of March 2,
                        2001, by and between the Company and each of Jeffrey S
                        Doss and La Luz Enterprises, L.L.C.(9)**

            10.15 Form of Promissory Note, dated March 2, 2001, in the principal amount of $199,311, and issued by each of Jeffrey S. Doss and La Luz Enterprises, L.L.C. to the
                        Company.(9)

            10.16       Form of Pledge and Security Agreement, dated as of March
                        2, 2001, by and between the Company and each of Jeffrey
                        S. Doss and La Luz Enterprises, L.L.C.(9)

            10.17       Guaranty, dated as of March 2, 2001, issued by Charles
                        R. Mollo in favor of the Company.(9)

            10.18 Employment Agreement, dated August 15, 2001, by and between the Company and Joan Brubacher.(12)

            10.10       Charles R. Mollo Employment Agreement dated December 1,
                        1999.(1)

            10.20       Charles R. Mollo Option Agreement dated December 1,
                        1999.(1)

            10.21       Jeffrey S. Doss Employment Agreement dated December 1,
                        1999.(1)

            10.22       Jeffrey S. Doss Option Agreement dated December 1,
                        1999.(1)

            10.23       Jeffrey S. Doss Pledge Agreement dated December 1,
                        1999.(1)

            10.24 Jeffrey S. Doss Promissory Note in favor of the Company dated December 1, 1999 in the principal amount of $300,000.(1)

            10.25       First Amendment to Option Agreement dated December 1,
                        1999 between Jeffrey S. Doss and the Company.(1)

            10.26       Robert P. Dilworth Consulting Agreement dated May 21,
                        1999.(1)

            10.27 Robert P. Dilworth Nonqualified Stock Option Agreement dated May 21, 1999.(1)

            10.28       William O. Hunt Consulting Agreement dated December 8,
                        1999.(2)

            10.29 William O. Hunt Non-qualified Stock Option Agreement dated December 8, 1999.(2)

         EXHIBIT
         NUMBER                          DESCRIPTION OF EXHIBIT
         ------                          ----------------------

            10.30 Strategic Partner Agreement by and between the Company and Cybex Computer Products Corporation dated March 6,
                        2000.(2)

            10.31 Strategic Vendor Agreement dated August 10, 1998 by and between the Company and Molex Incorporated.(2)

            10.32 Form of Indemnity Agreement by and between the Company and its officers and directors.(2)

            10.33       Private Label and Manufacturing Agreement dated May 11,
                        1998 by and between the Company and Targus Group
                        International, Inc.(3)

            10.34 Design and Development Agreement dated May 12, 1998 by and between VLSI Technology, Inc. and the Company.(2)

            10.35       License Agreement dated March 6, 2000 by and between the
                        Company and Cybex Computer Products Corporation.(3)

            10.36       License Agreement dated March 6, 2000 by and between the
                        Company and Cybex Computer Products Corporation.(3)

            10.37 Private Label Agreement dated March 6, 2000 by and between the Company and Cybex Computer Products
                        Corporation.(3)

            10.38 Agreement and Plan of Merger dated October 2, 2000 by and among the Company, Mesa Ridge Technologies, Inc.
                        d/b/a MAGMA and the shareholders of MAGMA.(6)

            10.39       Letter Agreement with Jackson Walker L.L.P. dated
                        September 12, 2002.*

            10.40       Agreement and Plan of Merger By and Among Cutting Edge
                        Software, Inc., Jeff Musa, Mobility Electronics, Inc.
                        and CES Acquisition, Inc.*

            10.41 Lockup Agreement dated as of August 20, 2002, by and between Mobility Electronics, Inc. and Jeff Musa(13)

            10.42 Purchase Agreement dated as of November 15, 2002, by and between Richard C. Liggitt and Mobility Electronics,
                        Inc.(13)

            10.43 Compromise Settlement Agreement dated November 15, 2002, by and between Mobility Electronics, Inc., Portsmith,
                        Inc., Holmes Lundt, Jeff Asla, Richard Neff, Dan Axtman and Richard C. Liggitt.(13)

            10.44 Loan and Security Agreement dated September 27, 2002 between Silicon Valley Bank, mobility Electronics, Inc.,
                        Portsmith, Inc., and Magma, Inc.*

            10.45       Intellectual Property Security Agreement dated September
                        27, 2002 by and between Silicon Valley Bank and Mobility
                        Electronics, Inc.*

            10.46       Continuing Guaranty dated September 27, 2002 by Cutting
                        Edge Software, Inc. in favor of Silicon Valley Bank.*

            10.47       Intellectual Property Security Agreement dated September
                        27, 2002 by and between Silicon Valley Bank and Cutting
                        Edge Software, Inc.*

            23.1        Consent of KPMG LLP.*

            23.2 Consent of Jackson Walker L.L.P. (included in the opinion of Jackson Walker L.L.P. filed as Exhibit 5.1).

            23.3        Consent of Deloitte & Touche LLP *

            24          Power of Attorney (included in Part II hereof).

----------


*   Previously filed.


(1) Previously filed as an exhibit to Registration Statement No. 333-30264 dated February 11, 2000.

(2) Previously filed as an exhibit to Amendment No. 1 to Registration Statement No. 333-30264 dated March 28, 2000.

(3) Previously filed as an exhibit to Amendment No. 2 to Registration Statement No. 333-30264 dated May 4, 2000.

(4) Previously filed as an exhibit to Amendment No. 3 to Registration Statement No. 333-30264 dated May 18, 2000.

(5) Previously filed as an exhibit to Amendment No. 4 to Registration Statement No. 333-30264 dated May 26, 2000.

(6) Previously filed as an exhibit to Current Report on Form 8-K No. 000-30907 filed on October 17, 2000.

(7) Each of the agreements is identical in all material respects except for the purchasers and the date of purchase.

(8) Previously filed as an exhibit to Registration Statement No. 333-54666 filed on Form S-1 dated January 31, 2001.

(9) Previously filed as an exhibit to Mobility's Form 10-K for the period ending December 31, 2000.

(10) Previously filed as an exhibit to Mobility's Form 10-K for the period ending December 31, 2001.

(11) Previously filed as an exhibit to Mobility's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001.

(12) Previously filed as an exhibit to Registration Statement No. 333-88078 filed on Form S-4 Amendment No. 1 effective August 6, 2002.

(13) Previously filed as an exhibit to Mobility's Quarterly Report on Form 10-Q for the quarter ended September 30, 2002.